Exhibit 11.1

KONAMI GROUP CODE OF BUSINESS CONDUCT AND ETHICS

Chapter I—General Rules

1.1    Application of This Code

The KONAMI GROUP CODE OF BUSINESS CONDUCT AND ETHICS (the “Code”) shall be applied to all personnel including directors, auditors, executive officers, officers, management, supervisors and non-management staff, whether directly employed, contracted or otherwise representing any member company of the KONAMI GROUP, together with KONAMI Corporation, “KONAMI” (“Personnel”).

1.2    Interpretation of This Code

Any Personnel who has any questions regarding this code or who is unsure as to whether a situation violates this Code should discuss the situation with the Compliance Committee.

1.3    Reporting Procedure against Violations

Any Personnel who becomes aware of any existing or potential violation of laws, rules, regulations or this Code is required to notify his or her supervisor and the Compliance Committee promptly.

Chapter II—Ensure Compliance with Related Laws

2.1    Respect for Fundamental Human Rights

Personnel shall respect the human rights defined by the Constitution and laws applied by the country and/or geographic territory where he or she works.

Personnel shall respect individual privacy and not discriminate on the basis of gender, age, race, nationality, political views, religion, hiring, remuneration or disability.

2.2    Compliance with Related Laws and KONAMI’s Regulations

Personnel shall comply with relevant laws and regulations in the course of business conduct.

Personnel shall not take any action prohibited by employment regulations or engage in any unlawful and/or unethical activity.

Personnel shall not engage in any unlawful and/or socially unacceptable activity even if his/her refusal to do so disobeys a supervisor’s order. In addition, Personnel shall not allow others to engage in unlawful or socially unacceptable activity.

2.3    Respect for International Diversity

Personnel shall comply with the laws and regulations applied in a foreign country and/or geographic territory while conducting business there as well as respect the culture, customs, traditions and values shared by people in the country and/or geographic territory. In addition, Personnel shall endeavor to understand culture, art, customs and traditions through communication with people in the foreign society where he or she works, and build relationships with them based on mutual trust and respect.

2.4    Respect for Intellectual Property

Personnel shall respect intellectual property and be careful not to misappropriate or steal another person’s idea or confidential information in the course of business.

2.5    Prohibition of Unlawful Investment Activities

It is both illegal and against KONAMI’s policy for any individual to profit from non-public information relating to KONAMI or any other company.

Anyone who is aware of material non-public information relating to KONAMI or any other company may not enter into transactions related to the securities of KONAMI or the other company until the information has been released publicly.

If any Personnel is uncertain about the legal rules involving a transaction related to any KONAMI securities or any securities in companies that he/she is familiar with by virtue of his/her work for KONAMI, such Personnel should consult with the Compliance Committee before making any such purchase or sale.

* For additional details, refer to the KONAMI Group Insider Trading Regulations.

2.6    Conflict of Interest

A “conflict of interest” occurs when an individual’s private interest interferes or appears to interfere with the interests of KONAMI.

Personnel shall understand that a conflict of interest may arise when he/she takes actions or have interests that may make it difficult to perform KONAMI’s business.

Conflicts of interest are prohibited as a matter of company policy, unless they have been approved by KONAMI. No Personnel may use or attempt to use his/her position at KONAMI to obtain any improper personal benefit for himself/herself, for his/her family, or for any other person.

Personnel are prohibited from using corporate property, information or position for personal gain and from competing with KONAMI.

If the line between personal and KONAMI benefits is difficult to draw, Personnel should obtain prior approval from the Compliance Committee before using KONAMI property or services that is not solely for the benefit of KONAMI.

2.7    Corporate Opportunity

Personnel are prohibited from taking (or directing to a third party) to take a business opportunity that is discovered through the use of corporate property, information or position, unless KONAMI has already been offered the opportunity and turned it down.

2.8    Fair Competition and Dealing

Personnel shall endeavor to deal fairly with KONAMI’s customers, service providers, suppliers and competitors.

Personnel shall ensure fair and equal relationships with retailers based on the sales agreement in each individual deal.

2.9    Fair Dealing with Suppliers

Personnel should understand that he/she represents KONAMI in dealings with suppliers and shall deal with them in good faith.

Personnel shall not provide any unfair benefit to suppliers even if he/she has influence over them (e.g., authority to select and/or evaluate suppliers).

Personnel shall not request unfair conditions or disclosure of any supplier’s know-how and shall not exclude a specific supplier intentionally by using his/her position or authority over them. Personnel shall not accept personal benefits such as socially unacceptable gifts or excessive entertainment from suppliers.

Before beginning to deal with a new supplier, Personnel shall obtain approval to do so based on KONAMI’s approval procedure. Personnel shall not begin to deal with a new supplier without approval from KONAMI.

2.10    Appropriate Safety Resources

When Personnel pay expenses or make an investment, he/she shall comply with KONAMI’s related standards and conduct multiple checks in order to ensure proper payment.

When Personnel conduct derivative trading or provide a guarantee for debt, he/she shall comply with KONAMI’s standards or approval procedures.

2.11    Proper Response to Administrative Guidance

When Personnel receive administrative guidance from a government agency, he/she shall respond after studying the contents of the guidance.

If the content of the guidance is not clear, Personnel shall seek explanation and take other necessary action based on relevant laws and regulations before responding.

2.12    Political Activities Compiled with Related Laws

Personnel shall conduct political activities in accordance with relevant laws and regulations and shall not provide an unlawful or socially unacceptable benefit to a political party, a politician or a public official.

Personnel shall neither establish improper relationships with politicians and public officials nor take any action that may be regarded as establishing improper relationships with such persons.

2.13    Prudent Conduct in Relationship with Politicians and Public Officials

Personnel shall take sensible actions in accordance with laws, ethics and socially accepted values so that he/she shall not be involved in illegal or socially unacceptable activities.

Personnel shall strictly reject any inducement for illegal or socially unacceptable activities and take necessary action against such inducement as well as report to the Risk Management Committee.

2.14    Maintain Discipline in the Working Place

Personnel shall maintain discipline order in the working place to prevent theft, occasional accidents, waste of KONAMI’s resources and other such harmful occurrences.

Personnel shall never engage in behavior, including gestures, language and physical contact, that is sexually coercive, threatening, abusive or exploitative.

2.15    Protection of Confidential Information and Other Companies’ Information

In carrying out KONAMI’s business, it is highly probable that Personnel will learn confidential or proprietary information about KONAMI, its customers, suppliers and joint venture parties. Each Personnel agrees to maintain the confidentiality of all information entrusted to him/her both during and after his/her employment with KONAMI, except when disclosure is authorized or legally mandated.

Personnel shall fully understand that leaking confidential information (e.g., information about a new business plan or a new product) harms KONAMI’s business and may also be a criminal offence. Accordingly, Personnel shall treat confidential information with utmost care.

All information about business partners shall be obtained only from a legitimate person and in a legitimate manner.

2.16    Protection of Assets and Property

Personnel shall protect KONAMI’s assets and use them efficiently only for legitimate business purposes and only as authorized and in accordance with KONAMI’s rules.

Personnel shall always be careful to protect KONAMI’s rights and properties from unauthorized use by third parties.

If Personnel invent any technology, patent or intellectual property in the course of business, he/she shall take necessary action to protect such property (e.g., report to KONAMI, cooperate with the preparation and filing of applications with the appropriate government agency, etc.)

Personnel understands and agree that all inventions, ideas, copyrights and other properties developed in the course of business will belong to KONAMI to the extent permitted by law.

2.17    Ethics and Responsibilities of Financial Officers

Personnel shall ensure the accuracy of financial/accounting data in accordance with an accounting principle such as USGAAP and shall never alter, leak, falsify or otherwise destroy or abuse such data.

Personnel shall become informed as to what constitutes illegal conduct such as false accounting, false reporting, tax evasion and insider trading, and fully understand that such conduct is never permitted.

2.18    Disclosure of Company Information

With respect to information that is required to be disclosed under applicable laws or regulations or information that is otherwise deemed appropriate to disclose, personnel shall ensure that the disclosure of such information is full, accurate, timely and understandable and is made pursuant to appropriate internal procedures.

2.19    Responsibilities of Assigned Business Role

Personnel shall concentrate on their work and not personal matters during business hours.

Personnel shall work to understand and comply with KONAMI’s corporate policy and rules such as the employment regulations as well as directions by supervisors and colleagues.

Personnel shall exercise his/her authority and discretion properly and will not abuse or take any action beyond their authority and discretion. Personnel shall keep his/her supervisor or any other responsible person informed of all issues in a timely manner.

Chapter III—Provide World-class Entertainment Products and Services.

3.1    Creative and Efficient Business Operations

Personnel shall cooperate and work together proactively and creatively in order to build more creative and efficient business operations and to increase the abilities of all personnel and KONAMI.

Management personnel will provide proper supervision, direction and instruction to their subordinates and lead them to conduct more creative and efficient business operations.

Personnel shall exercise his/her innovation and ingenuity in order to continuously improve business operations in terms of efficiency creativity, productivity and accuracy.

If any product defect or mistake is detected, Personnel shall conduct a through investigation as to the cause and make efforts to prevent any future reoccurrence.

3.2    Proactive Acquisition of Expertise about Products and the Industry

Personnel shall stay informed about business trends and innovative technologies in the industry and shall endeavor to acquire knowledge with respect to such issues.

3.3    Identify Customer Preferences and Increase Customer Satisfaction

Personnel shall conduct continuous research activities to identify customer needs and preferences.

Personnel shall listen carefully to customers’ requests and will convey such information to the responsible department in order to improve product quality.

Personnel shall engage in customer-oriented product planning and sales activities in order to obtain customer satisfaction.

3.4    Attention to Cost-Effectiveness

Personnel shall pay attention to cost-effectiveness in order to produce attractive products in terms of price as well as quality.

3.5    Seek Higher Safety of Products and Services

Personnel shall ensure the safety of products through the entire production process including concept design, product design, manufacturing and distribution. In addition, Personnel shall consider product safety when he/she produces product manuals and when he/she provides customer services and support.

Personnel shall work to ensure the safety of products purchased from other companies that are incorporated into KONAMI’s products or distributed using KONAMI’s brand or market channel by discretion in the choice of suppliers and requiring them to ensure the safety of the products.

Personnel shall study product safety standards and related laws enforced in each country or geographic territory where he/she conducts business as well as review the latest research in order to identify and implement higher product safety requirements.

When Personnel provide products that may cause serious physical injury such as food products, he/she shall follow even more rigorous safety standards according to KONAMI’s safety operation manuals.

3.6    Appropriate Action for Ensuring Safety

When Personnel obtain any information related to a product’s safety, he/she shall confirm the accuracy of the information. If any problem has occurred, Personnel shall take immediate action and shall cooperate with the responsible department and/or a responsible business partner to resolve the problem.

Whenever an accident has occurred, Personnel shall take immediate action and will respond in good faith as well as convey such information to the responsible department (and any governmental agency if required) in order to improve product safety.

Chapter IV—Establish Fair Relationships with Stakeholders.

4.1    Accurate Reporting to Mass Media

Any Personnel who contacts press media understands that his/her action represents KONAMI, and that public confidence in KONAMI may be increased or decreased by his/ her action. When conducting public relations activities, he/she shall release material information to the mass media promptly and accurately. When Personnel receive any criticism or request about released information, he/she shall convey such criticism or request immediately to the responsible department.

Personnel shall fully understand that KONAMI’s information is a material asset. Therefore, Personnel shall preserve its confidentiality and ensure that information is obtained, used and disclosed appropriately.

4.2    Healthy Working Environment

Personnel shall keep their work place clean and organized in order to maintain a safe work environment that is free from accidents. If any accident or disaster occurs, Personnel shall conduct a through investigation as to the cause and make efforts to prevent any future reoccurrence.

4.3    Ensure Safety in the Course of Business Operation

Personnel shall study security, transportation and other conditions when in a foreign country or geographic territory in order to ensure his/her safety and his/her family’s safety.

4.4    Understand, Promote and Participate in KONAMI’s Public Interest Activities

Personnel fully understand the objective of KONAMI’s public interest activities and shall support such activities. Personnel shall introduce KONAMI’s public interest activities to people outside of KONAMI and will introduce them if possible.

4.5    Relationship with Local Community

Personnel shall encourage supporting or participating in activities in each local community where his/her office is located and shall produce programs for communicating with people in the local community.

APPENDIX:

OPERATION PROCEDURES OF “KONAMI GROUP CODE OF BUSINESS CONDUCT AND ETHICS”

Chapter I—Procedure regarding This Code

1.1    Contact for Reporting Violations of This Code

The Risk Management Committee has the following notes mail account, which is used for violation of the Code or other KONAMI internal rules and misconduct or any conduct appears to be misconduct may be used by all Personnel to report directly. The Risk Management Committee will investigate the fact reported by each Personnel and take appropriate action in good faith. The Risk Management Committee respects the privacy of Personnel in investigating and taking action against the report and keeps confidentiality of Personnel who reported such violation and misconduct.

Mailto: risk/konami

Chapter II—Punishment to Violations against This Code

2.1    Punishment to Violations against This Code

Violations of this Code will be punished as set forth in the employment regulations and in other internal regulations.